Exhibit 99.1

For Immediate Release

Contact: Robert J. Stroh, Jr.

Stock Information Center

(618) 224-9095

March 21, 2007

SUGAR CREEK FINANCIAL CORP. ANNOUNCES COMPLETION OF

SUBSCRIPTION OFFERING AND

EXTENSION OF COMMUNITY OFFERING

Trenton, Illinois – Sugar Creek Financial Corp., holding company for Tempo Bank, announced today that it has completed its subscription offering to depositors and borrowers and that it has extended its community offering. In order to consummate the offering, the Company must sell a minimum of 344,250 shares at $10 per share. The Company has received subscriptions for approximately 281,000 shares, which excludes shares to be purchased by the employee stock ownership plan. These orders will be maintained by the Company, with interest on subscribers’ funds continuing to accrue until completion of the offering. The remaining shares are being offered to members of the general public in a community offering.

The completion of the offering remains subject to confirmation by RP Financial, LC., the Company’s independent appraiser, of the Company’s existing appraisal and receipt of final regulatory approvals.

The opportunity to subscribe for shares of common stock in the community offering is subject to the Company’s right to reject orders, in whole or part, either at the time of receipt of an order or as soon as practicable following the expiration date of the offering. If an order is rejected in part, the subscriber will not have the right to cancel the remainder of his order.

The terms and conditions of the community offering are more fully set forth in the Company’s prospectus dated February 12, 2007. The offering is made only by the prospectus and shares may only be subscribed for using the order forms provided by the Company. Persons interested in subscribing for stock in the community offering may request a prospectus and order form by calling the Company’s Stock Information Center at (618) 224-9095. The Company has not set an expiration date for the community offering and may terminate the community offering at any time. Therefore, interested persons should request offering materials and return order forms promptly.

This press release contains certain forward-looking statements about the proposed stock issuance by the Company. These include statements regarding the proposed timing of the offering. Forward-looking statements can be identified by the fact that they do not relate strictly to historical or current facts. They often include words like “believe,” “expect,” “anticipate,” “estimate” and “intend” or future or conditional verbs such as “will,”

“would,” “should,” “could” or “may.” Certain factors that could cause actual results to differ materially from expected results include delays in the offering, changes in the interest rate environment, changes in general economic conditions, legislative and regulatory changes that adversely affect the business of the Bank, and changes in the securities markets. Except as required by law, the Company does not undertake any obligation to update any forward-looking statements to reflect changes in belief, expectations or events.

This press release is neither an offer to sell nor a solicitation of an offer to buy any securities. The offer is made only by the prospectus. The shares of common stock offered by the Company are not savings accounts or savings deposits, may lose value and are not insured by the Federal Deposit Insurance Corporation or any other government agency.